                                                                   Exhibit 10.19


         CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPERATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


                                SERVICE AGREEMENT

         This service agreement ("Agreement"), made and entered into as of this 1st day of August, 1998, by and between Dade Behring a Delaware corporation ("Dade Behring") having a principal place of business located at 1717 Deerfield Road, Deerfield, IL 60015-0778, and OmniCell Technologies, Inc. a California corporation ("Omnicell") having a principal place of business located at 1101 East Meadow Drive, Palo Alto, CA 94303.

         Whereas, Dade Behring is, among other things, in the business of selling services relating to the installation, repair and preventive maintenance of medical diagnostic products, equipment, apparatus, and instruments and of selling parts and components related thereto;

         Whereas, OmniCell is in the business of selling certain products, equipment, apparatus, and instruments related to medical supply and pharmaceutical management;

         Whereas, OmniCell and Dade Behring mutually desire for Dade Behring to provide service and parts in connection with OmniCell's products, equipment, apparatus, and instruments;

         Now, Therefore, in consideration of the premises, mutual covenants and other agreements contained herein, the parties hereto agree hereof, as follows;

                                   ARTICLE I
                                   ENGAGEMENT

         Section 1.01 GRANT. OmniCell hereby grants to Dade Behring, and agrees to cause its affiliates to grant to Dade Behring the right to service the products, equipment, apparatus and instruments described in Exhibit A ("Current Products"), all accessories for all Current Products, and all products and accessories which are similar thereto and which OmniCell or any of its affiliates may at any time hereafter sell, lease, or otherwise provide or place (collectively, "Products"). The nature of the grants hereby given is, however, restricted to the territory or territories ("Territory") described on Exhibit A.

         Section 1.02 ACCEPTANCE. Dade Behring hereby accepts from OmniCell the grant hereby given and agrees to exert its reasonable efforts to provide service, or cause service to be provided, for Products in the Territory as required herein. In providing service, Dade Behring will not be responsible for the accuracy, completeness or timeliness of any advice or service or any return, report, filing or other document which it provides, prepares or assists in preparing, except to the extent that any inaccuracy, incompleteness or untimeliness arises from the gross negligence or willful misconduct of Dade Behring. OmniCell and Dade Behring will cooperate in planning the scope and timing of services provided hereunder in order to minimize or eliminate interference with the conduct of Dade Behring's business activities. Notwithstanding any contrary indication herein, if such interference is unavoidable, Dade Behring will apportion the available services in a fair and reasonable manner, as determined by Dade Behring in its sole discretion.

         Section 1.03 DESIGNATION. OmniCell hereby appoints, and agrees to cause its affiliates to appoint, Dade Behring as an authorized servicer of Products in the Territory and



                                     1
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hereby grants to Dade Behring, and agrees to cause its affiliates to grant to
Dade Behring, the right to designate itself as an authorized servicer of Products in the Territory. OmniCell agrees, and agrees to cause its affiliates to agree, that Dade Behring may so advertise itself and. reasonably use trademarks of OmniCell and its affiliates in so doing.

         Section 1.04 "AFFILIATE" DEFINED. As used in this Agreement, an "affiliate" is a person, firm, partnership, joint venture, corporation or entity which, directly or indirectly, controls, is controlled by, or is under the common control of another person, firm, partnership, joint venture, corporation or entity.

                                   ARTICLE II
                                    TRAINING

         Section 2.01 OMNICELL TRAINING. OmniCell will provide, at no charge for mutually agreed upon service, products, and territories, complete specialized training to technicians and/or technical instructors designated by Dade Behring on how to service, repair, refurbish, and conduct preventive maintenance on all Products, on all other matters and skills needed or appropriate for Dade Behring to fulfill its obligations hereunder and on how to train others. It's the desire of both parties to transition on-going training for existing mature products from OmniCell to Dade Behring in a mutually agreed upon timeframe. OmniCell will be responsible for new product training until such a time that both parties agree to transition on-going training to Dade Behring. Dade Behring will maintain records of such training sufficient for compliance with applicable laws and governmental regulations.

         Section 2.02 FREQUENCY OF TRAINING. OmniCell shall provide such training and will coordinate attendees and training dates with Dade's designated training coordinator. Training will begin in 1998 and will conclude when mutually agreed upon by both Dade Behring and OmniCell.

         Section 2.03 TRAINING LOCATIONS. Such training shall be provided by OmniCell at its facility located at Palo Alto, California or other mutually agreeable location. If it is mutually agreed to provide training at a location other than OmniCell's headquarters, OmniCell will be responsible for shipping expenses required to conduct such training. Dade Behring will bear the expense of shipment of such equipment between Dade's own training facilities. Dade Behring shall bear responsibility for all of OmniCell's equipment stored at a Dade Behring facility.

         Section 2.04 OMNICELL TRAINING AIDS, PRODUCTS. In connection with such training, OmniCell will furnish, at no charge, all such papers, procedures, recommended parts lists, complete parts lists, books, manuals, workbooks, videos and all training, instruction, and presentation aids as are necessary or appropriate and all such Products and parts in sufficient quantities as are necessary or appropriate. OmniCell also agrees to provide, at no charge upon Dade's request, all mutually agreed required Products and parts in sufficient quantities as may be needed or appropriate to enable Dade Behring to provide such training to representatives who are intended by Dade Behring to provide service hereunder. OmniCell agrees to promptly provide Dade Behring, at no charge, with additional, new and revised papers, procedures, recommended parts lists, complete parts lists, books, manuals, workbooks, videos and all training, instruction, and presentation aids as are available to OmniCell or as OmniCell may develop, for all mutually agreed upon services provided. All equipment and training aids furnished by OmniCell for training purposes will remain the property of OmniCell and will be returned to OmniCell upon termination of this Agreement, regardless of other claims and disputes, shipping charges billable to OmniCell, ordinary wear and tear and damage by fire or casualty excepted. OmniCell agrees that Dade Behring may freely reproduce any such papers, procedures, recommended parts lists, complete parts lists, books, manuals, workbooks, videos and all training, instruction, and presentation aids, unless such items are designated by OmniCell as confidential, wherein such items may be reproduced for Dade's internal use only. OmniCell agrees to pay and absorb the expenses, if any, in connection with the repair, refurbishing, packaging and transportation of Products, parts, papers, procedures, recommended parts lists, complete parts lists, books, manuals, workbooks, videos and all training, instruction, and presentation aids provided under this Section. Dade Behring shall be responsible for the cost of any parts, tools, manuals, etc. that are lost or destroyed while in the possession of Dade Behring or one of its employees.

         Section 2.05 TRAINING COSTS. OmniCell will be responsible for the [*] for Dade Behring technicians, trained at an OmniCell facility, at a rate of from [*] to [*] per technician and OmniCell will work with Dade Behring on securing the travel schedules and guidelines (i.e., OmniCell will select the hotels and work to receive the most economical rates). Dade Behring shall be responsible for all other per diem costs for such technicians related to such training. Dade Behring will be responsible for all retraining costs, replacement of equipment, tools, manuals, etc., due to the layoff or loss of an FSR.

         Section 2.06 ADDITIONAL TRAINING. Notwithstanding any contrary indication herein, with respect to any Product or Part which is changed or modified in any way, Dade Behring may request and, thereafter, OmniCell will provide such training as if no prior training therefor had previously been provided. For any product, accessory, component or part which will become a Product or Part, Dade Behring may request such training at any time after a date which is six months before such product, accessory, part or component becomes a Product or Part, and OmniCell will provide such training as provided in this Agreement.

                                  ARTICLE III
                             SERVICE TO BE PROVIDED

         Section 3.01 "SERVICE" DEFINED. As used in this Agreement, the word "service", when used in connection with the Products, means Dade's duty to OmniCell to perform in the Territory such in-warranty and out-of-warranty repair work requested by a customer as OmniCell or any of its affiliates may have agreed to provide, or cause to be provided to a customer, such installation work as may be required by the complex nature of the Products, such preventive maintenance work as OmniCell or any of its affiliates may have agreed to provide, or cause to be provided to a customer, and such refurbishment work as OmniCell may request on a Product for its own account; provided, however, and notwithstanding any contrary indication herein, such "service" shall not include any work for which OmniCell has not provided complete specialized training throughout the Territory or any work more detailed than repairing or replacing Product hardware only and in no event shall cover any software or hospital network systems responsibilities, other that the simple reloading of software on components of the Products, and

         |*| = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPERATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

such other responsibilities as may be agreed to in writing from time to time between Dade Behring and OmniCell.

         Section 3.02 SERVICE LOCATIONS. All work will typically be provided at the site of the product in the Territory, or at Dade's option and considering the problem, at a specified repair depot. Premium service cities will be activated with the mutual agreement of Dade Behring and OmniCell. Activation of a Premium service city depends on the number of trained Dade Behring FSRs. In some cases it may be necessary to return a Product to OmniCell for service, in which event Dade Behring will call and arrange with OmniCell before returning a Product to OmniCell.

         Section 3.03 SERVICE LEVELS. Reference Exhibit A for service level requirements. The maximum response time shall be within [*] for disabled units and [*] for functioning units. For any service provided by Dade Behring at OmniCell's request beyond the scope of the above levels, OmniCell shall pay Dade Behring at the rate listed in Exhibit A. Dade Behring shall provide to OmniCell monthly activity reports including parts usage.

         Section 3.04 OMNICELL WARRANTIES TO CUSTOMERS. OmniCell agrees to promptly provide Dade, at Dade's request from time to time, all information concerning such warranties including, without limitation, (a) the name, address and telephone number of each customer in the Territory with a Product under warranty, showing as to each such customer the identity of each such Product and as to each such warranty the expiration date therefor and (b) a copy of each such warranty identified to each such Product.

         Section 3.05 OMNICELL SERVICE AGREEMENTS WITH CUSTOMERS. OmniCell agrees to promptly provide Dade, at Dade's request from time to time, all information concerning such service agreements including, without limitation, the name, address and telephone number of each customer in the Territory with a Product for which OmniCell or any of its affiliates has agreed to provide, or cause to be provided out-of-warranty repair or preventive maintenance work, showing as to each such customer the identity of each such Product and a complete description or copy of each such agreement including, without limitation, the term and duration thereof and the nature and scope of the work to be provided, provided, however, that such description and such copy need not show the amount, if any, to be paid by such customer to OmniCell for such work.

         Section 3.06 NEW PLACEMENTS, AGREEMENTS. Manufacturer agrees to immediately (a) advise Dade Behring with respect to each Product it or any of its affiliates sells, leases or otherwise provides or places in the Territory,
(b) with respect to each Product for which it agrees to provide service in the Territory, provide the name, address and telephone number of the customer therefor, and (c) provide the serial number, if any, for each such Product, and provide a complete description or copy of each warranty or agreement relating to each such Product including, without limitation, the term and duration thereof and the nature and scope of the work to be provided, provided, however, that such description and such copy need not show the amount, if any, to be paid by such customer to Manufacturer for such work. Manufacturer agrees to provide adequate prior notice of the delivery in the Territory to a customer of each Product requiring installation work so that Dade Behring can properly schedule such installation work.

         |*| = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPERATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         Section 3.07 PARTS AVAILABILITY, PRICES, PAYMENT, DELIVERY. OmniCell agrees to continuously maintain an adequate inventory of and to promptly fill Dade's orders for parts. OmniCell will provide Dade Behring with an initial and ongoing inventory of such parts on consignment. It is estimated that such adequate inventory of parts shall initially be at least $1,000 in parts for each Dade Behring technician servicing OmniCell Products. Dade Behring agrees to provide part(s) depot services for OmniCell at a mutually agreed starting date and inventory quantity of depot parts. Part(s) shipping costs will be charged back to OmniCell on a monthly basis. Warehousing and handling costs will be mutually agreed to by Dade Behring and OmniCell.

                                   ARTICLE IV
                                TECHNICAL SUPPORT

         Section 4.01 TELEPHONE ASSISTANCE. During normal working hours, OmniCell will maintain a no-charge telephone hot line staffed by OmniCell experts on the Products to provide technical assistance to its customers and Dade Behring technicians providing service hereunder. It is contemplated that such normal hours shall be from [*].

         Section 4.02 SERVICE MANUALS, SOFTWARE/FIRMWARE. OmniCell will promptly provide, at no charge, to Dade Behring for each technician providing service hereunder, for each Product a complete service manual which includes, without limitation, operations procedures, theory of operation, installation procedures, schematic diagrams, adjustment and calibration procedures, trouble shooting guides, parts diagrams, and complete parts lists. All such service manuals will be printed in English. OmniCell agrees to provide Dade, at no charge, reasonable quantities of master sets of computer software and firmware for each Product and all changes or modifications thereto, and OmniCell agrees that Dade Behring may make additional copies thereof, for Dade's internal use only.

         Section 4.03 TOOLS. OmniCell agrees to promptly provide, at no charge, to Dade Behring for each representative providing service hereunder, any test equipment and tools which are not necessary in providing repair work on other instruments which Dade Behring repairs, but are necessary for the proper repair or preventive maintenance of a Product. Dade Behring agrees that OmniCell shall not be required hereunder to replace or repair without cost any such test equipment or tools which are lost, stolen or damaged while in Dade's possession.

         Section 4.04 WORK BY OMNICELL. Where a service problem on a Product is not resolved after OmniCell provides technical assistance as contemplated by
Section 4.01 hereof, OmniCell will dispatch a service call to Dade Behring in a manner to be specified by Dade. No cost or expense associated with such work by OmniCell shall be born by Dade.

         Section 4.05 OVERFLOW CALL ANSWERING. Dade Behring agrees to provide to OmniCell at no charge overflow call answering and forwarding services. Such overflow service shall not include providing any technical information to the customers calling in and will be provided only during the hours identified in Exhibit A.

         |*| = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPERATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         Section 4.06 SERVICE BULLETINS. OmniCell agrees to promptly provide, at no charge, to Dade Behring for each technician providing service hereunder, all service bulletins, service notes and service aids for each Product.

                                   ARTICLE V
                              PAYMENT FOR SERVICES

         Section 5.01 PAYMENT RATES. Reference Exhibit A for payment information. OmniCell agrees to pay Dade Behring at the rate listed in Exhibit A per month for each Product (frame/cabinet) covered by this Agreement. On an annual basis, a review will be conducted by the parties. Unfavorable cost experience related to significant changes in reliability or serviceability will be evaluated and negotiated between Dade Behring and OmniCell. OmniCell service parameters are based on [*] (including travel) per service call, and an average service call failure frequency of one (1) call every [*].

         Section 5.02 UTILIZED PARTS. OmniCell agrees to promptly replace all parts utilized in connection with training or consigned in connection with providing services hereunder.

         Section 5.03 PAYMENT. Dade Behring agrees to invoice OmniCell in detail for the amounts to be paid by OmniCell to Dade Behring hereunder; and OmniCell agrees to promptly pay the amount of such invoices, Net 30. OmniCell agrees that Dade Behring may charge and OmniCell agrees to pay Dade Behring a delinquency charge equal to the lesser of one and one-half percent per month or the highest rate permitted by law on the undisputed past due balance, if any, of each such invoice. Dade Behring agrees to maintain its detailed records of services provided hereunder and further agrees to make such records reasonably available to OmniCell at OmniCell's request. Service coverage will begin August 1, 1998. Dade Behring will first invoice OmniCell no later than September 30, 1998, based on the total frames installed as of August 1, 1998.

         Section 5.04 CUSTOMER DATABASE. OmniCell agrees to provide Dade Behring with an accurate listing of all of its customers and each Product (frame/cabinet) placed by the 15th of each month during the term of this Agreement. Such database shall be accurately updated each month. Dade Behring shall prepare its invoice for Products placed covered by this Agreement as contemplated by Section 5.01 above by the end of each such month. The first customer database report is due to Dade Behring by September 15, 1998, which will reflect all frames installed as of August 31, 1998. OmniCell will regularly provide written notification of a new customer location to Dade, and Dade Behring will provide written acknowledgment of its ability to provide service for the new location within 15 (fifteen) days of receipt of OmniCell's notification. Should this new location require training for additional FSRs, Dade Behring and OmniCell agree to determine training requirements within 30 (thirty) days of Dade's acknowledgment of service coverage.

                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS

         |*| = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPERATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         Section 6.01 PARTS PACKAGING. OmniCell agrees that all parts will be individually packaged and labeled to show the name and description thereof and comply with all laws and regulations in the Territory including, without limitation, laws and regulations concerning hazardous materials. OmniCell agrees to package such parts adequately to protect them from shipping damage, dust, humidity, other atmospheric and environmental conditions, and normal shop and field handling. OmniCell agrees to clearly and visibly show on the packaging all special handling and environmental conditions required of each Part.

         Section 6.02 RETROFITS. The parties agree that changes, upgrades, retrofits, exchanges, recalls and similar events with respect to any Product in the Territory are beyond the scope of this Agreement. Nonetheless, OmniCell agrees to advise Dade, by notice, of each such matter and provide Dade Behring full particulars and information with such advice; OmniCell hereby grants, and agrees to cause its affiliates to grant, to Dade Behring the right and option to provide such additional work on such matters on the terms, conditions and provisions hereof. Dade Behring may exercise such option by advising OmniCell, by notice, thereof on or before the fifth business day after receiving OmniCell's notice to Dade Behring concerning the matter.

         Section 6.03 RETURN OF PARTS. Dade Behring agrees that it will, at OmniCell's request, return to OmniCell such parts and components for any Product which Dade Behring acquires from customers in the course of providing service hereunder; provided, however, that no such return shall be required of any item which is potentially hazardous.

         Section 6.04 RECOMMENDATIONS. OmniCell agrees to make recommendations to Dade Behring so that Dade Behring may more efficiently and effectively perform hereunder including, without limitation, appropriate stocking levels for parts, matters concerning preventive maintenance, and training.

         Section 6.05 INDEMNIFICATION. OmniCell agrees to protect, defend, hold harmless and indemnify Dade Behring from and against and in respect of any and all damages, claims, losses, liabilities ("Losses") asserted against or incurred by, and all expense (including, without limitation, all fees and expenses of counsel, travel costs and other out-of-pocket costs) to the extent such Losses or expenses result from or are caused by any fault or negligence of OmniCell or any of its affiliates or any breach by OmniCell or any of its affiliates hereunder.

         Section 6.06 INDEMNIFICATION. Dade Behring agrees to protect, defend, hold harmless and indemnify OmniCell from and against and in respect of any and all damages, claims, losses, liabilities ("Losses") asserted against or incurred by, and all expense (including, without limitation, all fees and expenses of counsel, travel costs and other out-of-pocket costs) to the extent such Losses or expenses result from or are caused by any fault or negligence of Dade Behring or any of its affiliates or any breach by Dade Behring or any of its affiliates hereunder.

                                  ARTICLE VII
                       TERM, TERMINATION, PRODUCT DELETION

         Section 7.01 TERM. Except as otherwise provided herein, the term of this Agreement shall commence on August 1, 1998, and, unless sooner terminated as provided herein, shall continue until June 30, 2000; unless terminated by notice given by one party. This agreement shall continue for a period of two (2) years; unless terminated by notice given by one party to the other on or before July 31, 1999. This agreement shall continue from year-to-year until terminated by notice given by one party to the other at least one (1) year prior to such termination.

         Section 7.02 BREACH. In the event either party materially breaches this Agreement and fails to cure such breach within ninety (90) days after notice thereof, the other party may, at any time within ninety (90) days thereafter, terminate this Agreement upon at least thirty (30) days prior written notice.

         Section 7.03 NON-PAYMENT, INSOLVENCY, ETC. Either party may terminate this Agreement immediately upon notice to the other party (a) if the other party fails to pay any amount to the notifying party then past due and does not cure such failure within thirty (30) days of receipt of notice from the notifying party of such failure; (b) if the other party ceases to do business or otherwise terminates its business operations; (c) if the other party becomes insolvent or seeks protection under any insolvency, bankruptcy, receivership, creditors arrangement or reorganization, composition or comparable proceeding; or (d) if any such proceeding is instituted against the other party and is not dismissed or withdrawn within sixty (60) days.

         Section 7.04 AUTHORITY. The parties agree that upon termination Dade Behring shall cease to be an authorized servicer of Products in the Territory, both parties agree not to further advertise such authority and Dade Behring agrees not to further use the trademark rights granted hereunder; provided, however, that each party may continue to use such catalogues, brochures, and other materials referring to such authority and using such trademarks until the supply thereof is exhausted or they are replaced in the normal course of business.

         Section 7.05 OTHER PROPERTY. Within ninety (90) days after termination Dade Behring agrees to return to OmniCell all of the property of OmniCell which was furnished at no charge and which Dade Behring has in its possession together with all copies thereof made by Dade Behring which are in Dade's possession. OmniCell agrees to pay to Dade Behring any reasonable transportation, freight, crating, packaging and related expenses paid or absorbed by Dade Behring in connection with returning such property. Upon termination of the Agreement, Dade Behring will reimburse OmniCell for any lost tools, kits, consigned parts, and documentation.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

         Section 8.01 EFFECT OF TERMINATION. The termination of this Agreement shall not relieve the parties hereto of any rights or obligations respectively accrued by or vested in them hereunder prior to such termination or as expressly provided herein.

         Section 8.02 EXPENSES. The parties have considered the possibility that one or both of them will incur expenses in preparing for performance of this Agreement and that one or both of them will incur expenses and suffer losses as a result of termination, and the parties have nevertheless agreed that neither party shall be liable for any damages by reason of the termination of this Agreement pursuant to its terms.

         Section 8.03 FORCE MAJEURE. Neither party shall be liable to the other party for failure or delay in the performance of any obligation under this Agreement during the time and to the extent such failure or delay is caused by reason of acts of God or other cause beyond its reasonable control, including but not limited to, acts of government, riots, war, interruption of transportation, strikes or other labor trouble, shortages of labor, fire, storm, flood, earthquake, inability to obtain suitable raw materials, Products, parts, components, fuel or power or extraordinary price increases. The performance of obligations hereunder shall be suspended during the existence of such cause, and upon cessation of such cause, shall again be required.

         Section 8.04 NONWAIVER. Failure of any party to exercise its right to terminate this Agreement or any other rights hereunder, in case of breach by the other party of any provision of this Agreement, shall not constitute a waiver of any other provision of this Agreement nor of any subsequent breach of the same provision.

         Section 8.05 ASSIGNMENT. This Agreement shall not be assigned by either of the parties to any third party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that either party may assign this Agreement in whole or in part to any affiliate of such party. In addition, Dade Behring may subcontract or otherwise delegate to any third party any obligation or performance hereunder, in which case Dade Behring shall remain primarily responsible hereunder for any such obligation or performance.

         Section 8.06 NOTICE. Any notice required to be given hereunder by either party to the other shall be in writing and shall be given by personal delivery or mailed, postage prepaid, by registered or certified mail addressed to the other party at the address noted in the initial paragraph of this Agreement.

         Section 8.07 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and merges all prior discussions and negotiations between them, and neither party shall be bound by any condition, definition, warranty or representation otherwise than as expressly provided for in this Agreement.

         Section 8.08 GOVERNING LAW. The validity and construction of this Agreement shall be governed in accordance with the internal laws of the State of California.

         Section 8.09 AMENDMENT. Every amendment of this Agreement shall be in writing and signed by an authorized officer of both parties.

         Section 8.10 SEPARABILITY. In the event any provision herein shall be inoperative, the remainder of this Agreement shall remain in effect.

         Section 8.11 COUNTERPARTS. This Agreement maybe executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

         Section 8.12 NON-SOLICITATION. Neither OmniCell nor Dade Behring will solicit for employment or otherwise seek to contract for the services of any present employee of either party or employee hired by either party during the term hereof until one year after the earlier of (a) the termination of such employee's employment; or (b) the termination of this Agreement. No offer or other form of solicitation of employment will be made at any time when the employment of such person is prohibited by this Agreement. Such solicitation shall not be deemed to include the placement of advertisements for employment in any general or industry publications or the acceptance of unsolicited inquires from covered employees in the normal course of business. In addition to all other courses of action and damages the non-defaulting party may have, it is also agreed that such party will also have the right to injunctive relief

         Section 8.13 CONFIDENTIALITY. By virtue of this agreement, the parties may have access to the Confidential information of the other party. Such Confidential Information shall either be clearly identified as "Confidential" on its face or indicated in writing as being "Confidential" within a reasonable time after its disclosure. Confidential Information shall include the terms and pricing under this Agreement. Confidential Information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (d) is independently developed by the other party. In addition, either party may disclose Confidential Information to a judicial or government request, requirement, or order which compels such disclosure under penalty of law. However, in such event, such party shall promptly notify the other party in order to permit such party adequate time to oppose such request, requirement or order, or to otherwise provide for the continued confidential treatment of such Confidential Information by the governmental body seeking such disclosure. Each party agrees that, except as directed by the other, such party will not at any time during the term of this Agreement or for two (2) years thereafter (i) disclose the other party's Confidential Information to any third party, or (ii) use the other party's Confidential Information for any other purpose other than set forth in this Agreement.

Each party agrees to take all reasonable steps to ensure that the Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement. Each party shall return all Confidential Information of the other party at the end of the term hereof at the request of the other party. Each party acknowledges that the unauthorized use or disclosure of a party's Confidential information would cause irreparable harm to the other party.

Information shall remain the property of the disclosure party and the disclosure of Confidential Information to the other party shall not be deemed to confer upon the other party any rights whatsoever, by license or otherwise, in respect of any part of the Confidential Information, except as permitted herein.

         In Witness Whereof, the parties have, by their duly authorized representatives, executed and delivered this Agreement as of the date first above written.

                                                Dade Behring

                                                By: /s/ Paul R. Duffie
                                                    ----------------------------
                                                [Typed Name]: Paul R. Duffie
                                                as its [Title]: Corporate


                                                OmniCell Technologies, Inc.


                                                By: /s/ Randall A. Lipps
                                                    ----------------------------
                                                [Typed Name]: Randall A. Lipps
                                                as its [Title]: Chairman

                                    EXHIBIT A
                             New Agreement Revision

PRODUCT

The current products are: OS104, OS224, OS344, OSD24, OSR24, OCR48, OLL12, OSL12, XPC100, NPC100, OX104, OX224, OX344, OS56-7, RX-BLU, ORD10, OGD24, OMD24,
OLMD24, OLL6, OSL6, TPC100, PPC100, OSL24.

TERRITORY

The territory is the 50 states of the United States and the District of Columbia.

OVERFLOW CALL ANSWERING
Note: This service is currently not being used by OmniCell, 30 day written notice required prior to initiating this service.

         All times listed are Pacific Standard Time.

         After hours support:
                  Monday, Tuesday, Friday:           6PM - 11PM
                  Wednesday, Thursday:               6PM - 5AM
                  Saturday, Sunday:                  4PM - 11PM

         Single man support:
                  Monday, Tuesday, Friday:           11PM - 6AM
                  Wednesday, Thursday:               5AM - 6AM
                  Saturday, Sunday:                  7AM - 4PM

LEVEL OF SERVICE

PREMIUM
7 days a week, 24 hours a day, 365 days a year
[*] on-site response for inoperative "down" devices.
[*] on-site response for devices that are operating with a non-critical problem.

[*]


         |*| = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPERATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

STANDARD
7 days a week, 24 hours a day, 365 days a year
[*] on-site response for inoperative "down" devices.
[*] on-site response for devices that are operating with a non-critical problem.

Cities NOT covered by Premium service are covered by this response schedule.

PRICING

These prices are guaranteed as listed below for designated years of the main agreement provided the annual inflation rate, as measured by the Consumer Price index (CPI) published by the Bureau of Labor and Statistics of the U. S. Department of Labor, does not exceed 3.0%. If the 12 month CPI for the period ending December 31 of such year exceeds 3.0%, these prices may be increased by the CPI increase at the option of Dade Behring.

In addition to the standard monthly per frame service charge listed below, a [*] per service request surcharge will be added for all service requests performed for identified Premium service customers. On site service response is expected to be at the [*] performance level. The premium surcharge will not apply for service requests where on-site arrival exceeds the agreed time period. [*] per frame per month for Standard service customers.
Special request services charged at [*] per hour for labor and travel hours.

         |*| = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPERATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                       Amendment to The Service Agreement

This Amendment to the Service Agreement is entered into as of November 1, 1999 between Dade Behring ("Dade"), a Delaware corporation, and OmniCell Technologies, Inc. ("OmniCell") a California corporation.

                                    RECITALS

         A.       OmniCell and Dade entered into a Service Agreement on August
1, 1998.

         B. OMNICELL and Dade now desire to amend that agreement to include the servicing of the Sure-Med product line recently acquired by OmniCell.

         C. Except as noted below, all provisions of the prior Agreement remain in force throughout the term of the Agreement.

                                    AGREEMENT

NOW, THEREFORE, the parties agree to amend the Service Agreement as follows:

         1. ADDITION OF EXHIBIT C. OmniCell and Dade agree to include as an amendment to the original Agreement, Exhibit C, which describes the Level of Service, Pricing, Measurements, Parts, and Training relating to Dade's servicing of OmniCell's Sure-Med product line.

         2. MODIFICATION OF JULY 30, 1999 AGREEMENT. OmniCell and Dade agree that item 2 of their Agreement dated July 30, 1999 is voided and superceded by Exhibit C.

         In witness Whereof, the parties have, by their duly authorized representatives, executed and delivered this Amendment as of the date first written above.

Dade Behring                                OMNICELL


By: /s/ Paul R. Duffie                      By: /s/ Joseph Coyne
    -----------------------------               --------------------------------
Name:  Paul R. Duffie                       Name:  Joseph Coyne
Title: President, ISD                       Title: Vice President of Customer
                                                   Service

                                    EXHIBIT C

LEVEL OF SERVICE

STANDARD
Applies to all Sure-Med accounts not located in identified Premium cities. 7 days a week, 24 hours a day, 365 days a year
[*] on-site response for an inoperative "down" device
[*] on-site response for devices that are operating with a non-critical problem

PREMIUM
Applies to Sure-Med accounts located within cities identified as Premium cities by Exhibit A of the contract.
7 days a week, 24 hours a day, 365 days a year
[*] on-site response for an inoperative "down" device
[*] on-site response for devices that are operating with a non-critical problem

Dade shall have the option and incentive to respond to any standard service event on an accelerated basis. A premium shall be incurred if Dade is on-site at a standard service account within [*] for an inoperative "down" device or [*] for a device that is operating with a non-critical problem.

PRICING

STANDARD
Reimbursement for a service event responded to within the appropriate [*] timeframe shall be [*] per event.

PREMIUM
For premium city accounts, if the response time is within the [*] timeframe, reimbursement for that service event shall be [*]. For standard service accounts, if the response time is within the [*] timeframe, an additional [*] shall be billed by Dade in addition to the standard reimbursement for that service event.

[*]

ADDITIONAL UNITS
In the event that OmniCell dispatches Dade to service more than one instrument for a given service call, the reimbursement for each subsequent instrument shall be $[*].

ADDITIONAL SERVICES
In the event that outside, additional services are required to complete the repair of the refrigeration system of a Sure-Med product, those additional charges will be billed to OmniCell.

MEASUREMENTS

OmniCell shall have the responsibility to monitor and measure on-site compliance by Dade. Dade shall have the right to audit and present evidence of compliance for those events classified as non-compliance by OmniCell.

         |*| = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPERATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

PARTS

Dade Behring shall maintain an inventory of parts to support the Sure-Med products. For all Dade owned parts consumed during a service event, Dade shall bill OnmiCell the [*] of the part plus [*].

OmniCell shall maintain an inventory of Sure-Med parts to support the service efforts of Dade. Parts supplied by OnmiCell are at [*] cost to Dade and [*].

All parts consumed during a service event shall be recorded in the service report.

TRAINING

OmniCell shall be responsible for training Dade employees on Sure-Med products. The training will be conducted at OmniCell's Waukegan, EL facility, or a mutually agreed upon location.

[*]

         |*| = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPERATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.